As filed with the Securities and Exchange Commission on August 11, 2009

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVALONBAY COMMUNITIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	2900 Eisenhower Avenue, Suite 300 Alexandria, Virginia 22314 (703) 329-6300	77-0404318
(State of Incorporation)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan

and

AvalonBay Communities, Inc. 1994 Stock Incentive Plan, as amended and restated

(Full Title of the Plan)

Bryce Blair

Chairman of the Board and Chief Executive Officer

AvalonBay Communities, Inc.

2900 Eisenhower Avenue, Suite 300

Alexandria, Virginia  22314

(Name and address of agent for service)

(703) 329-6300

(Telephone number, including area code, of agent for service)

With copy to:

Gilbert G. Menna, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Amount of Registration Fee (5)
Common Stock, par value $.01 per share	3,273,009 shares	(2)	$38,015.51	(6)
Common Stock, par value $.01 per share	727,397 shares	(3)	$2,913.84	(7)
Common Stock, par value $.01 per share	542,425 shares	(3)	$2,273.81	(8)
Common Stock, par value $.01 per share	3,879,806 shares	(4)	$8,869.51	(9)
Total	8,065,397		$52,072.67	(10)
(1)

All of the shares of Common Stock registered hereby have previously been registered pursuant to registration statements on Form S-8 filed on May 22, 2009 (333-159420), May 8, 2008 (333-150742), March 2, 2007 (333-141032), and June 9, 2006 (file no. 333-134935), which registration statements are incorporated by reference into this registration statement pursuant to General Instruction E. This registration statement also relates to such indeterminate number of additional shares of the registrant’s Common Stock as may be required pursuant to the anti-dilution provisions of the 1994 Stock Incentive Plan and 2009 Stock Option and Incentive Plan in the event of a stock dividend, stock split, split-up, recapitalization, forfeiture of stock under the plans or other similar event.

(2)

Represents shares of Common Stock that may be issued (a) upon exercise of unexercised stock options outstanding under the 1994 Stock Incentive Plan or, in the alternative and to the extent that any such unexercised stock options are forfeited, canceled, surrendered or terminated (other than by exercise), pursuant to awards under the 2009 Stock Option and Incentive Plan, (b) upon conversion of deferred stock awards and dividend equivalent units outstanding under the 1994 Stock Incentive Plan, and (c) pursuant to awards under the 2009 Stock Option and Incentive Plan upon forfeiture, cancellation or surrender or termination of unvested awards of restricted Common Stock or deferred stock that were previously issued under the 1994 Stock Incentive Plan.

(3)	Represents shares of Common Stock previously available for grant under the 1994 Stock Incentive Plan that became available for grant upon approval of the 2009 Stock Option and Incentive Plan.
(4)	Represents shares of Common Stock that may be issued under the 2009 Stock Option and Incentive Plan.
(5)

In accordance with Rule 457(h), the filing fee is based on the maximum number of the registrant’s securities issuable under the 1994 Stock Incentive Plan and 2009 Stock Option and Incentive Plan that are covered by this registration statement.

(6)

In accordance with Rule 457(p) under the Securities Act, $38,015.51 of the registration fee that was paid and unused in connection with the Registrant’s Form S-8 filed with the Securities and Exchange Commission on June 9, 2006 (File no. 333-134935) is being applied and offset against the total registration fee required hereunder.

(7)

In accordance with Rule 457(p) under the Securities Act, $2,913.84 of the registration fee that was paid and unused in connection with the Registrant’s Form S-8 filed with the Securities and Exchange Commission on May 8, 2008 (File no. 333-150742) is being applied and offset against the total registration fee required hereunder.

(8)

In accordance with Rule 457(p) under the Securities Act, $2,273.81 of the registration fee that was paid and unused in connection with the Registrant’s Form S-8 filed with the Securities and Exchange Commission on March 2, 2007 (File no. 333-141032) is being applied and offset against the total registration fee required hereunder.

(9)

In accordance with Rule 457(p) under the Securities Act, $8,869.51 of the registration fee that was paid and unused in connection with the Registrant’s Form S-8 filed with the Securities and Exchange Commission on May 22, 2009 (File no. 333-159420) is being applied and offset against the total registration fee required hereunder.

(10)

In accordance with Rule 457(p) under the Securities Act, the total registration fee has been completely offset against fees that were previously paid and unused and no additional registration fee is due in respect to this registration statement.

Note

This registration statement on Form S-8 registers 8,065,397 shares of the Registrant’s Common Stock, par value $.01 per share (the “Common Stock”) in connection with the 2009 Stock Option and Incentive Plan (the “2009 Plan”) and the 1994 Stock Incentive Plan (the “1994 Plan”), all of which have been previously registered for sale pursuant to previously-fined Form S-8 registration statements.  2,915,769 of those shares represent new shares of Common Stock issuable under 2009 Plan, 1,269,822 of the shares represent shares of Common Stock previously available for grant under the 1994 Plan that became available for grant under the 2009 Plan upon approval of the 2009 Plan and 3,879,806 shares represent shares of Common Stock that may be issued pursuant to awards under the 2009 Plan upon forfeiture, cancellation, surrender or other termination (other than by exercise) of outstanding unexercised stock options, forfeiture, cancellation or surrender of unvested shares of restricted stock or deferred stock awards that were issued under the 1994 Plan, and shares of Common Stock that may be issued upon conversion of deferred unit that were issued under the 1994 Plan.  Additionally, this registration statement on Form S-8 registers 2,911,621 shares of Common Stock that may be issued upon exercise of currently outstanding unexercised stock options under the 1994 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the 2009 Plan and the 1994 Plan, as amended and restated, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934:

•                  Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 2, 2009;

•                  Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2009 filed on May 11, 2009 and for the fiscal quarter ended June 30, 2009 filed on August 10, 2009;

•                  Current Reports on Form 8-K filed on January 9, 2009, January 22, 2009, January 30, 2009, April 14, 2009, May 28, 2009, July 14, 2009 and (with respect to Item 2.06 only) July 30, 2009; and

•                  the description of the AvalonBay Communities, Inc. common stock in AvalonBay Communities, Inc.’s Registration Statement on Form 8-B filed on June 8, 1995.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of such documents (in each case, other than information in such documents that is deemed not to be filed).

Item 6.    Indemnification of Directors and Officers.

Subject to certain limited exceptions, AvalonBay’s charter and bylaws, each as amended, limit the liability of AvalonBay’s directors and officers to AvalonBay and its stockholders for money damages for any breach of any duty owed by such director or officer of AvalonBay to the fullest extent permitted by Maryland law. The Maryland General Corporation Law (“MGCL”) generally permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, unless it is established that (A) the director or officer actually received an improper personal benefit in money, property or services; (B) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or (C) the director’s or officer’s act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty. However, if the proceeding was one by or in the right of AvalonBay, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to AvalonBay. These provisions do not limit the ability of AvalonBay or its stockholders to obtain other relief, such as an injunction or rescission.

Pursuant to the authority granted in AvalonBay’s charter and bylaws, AvalonBay has also entered into indemnification agreements with certain of its executive officers and members of the board of directors who are not officers of AvalonBay, pursuant to which AvalonBay has agreed to indemnify them against certain liabilities incurred in connection with their service as executive officers and/or directors and has agreed to advance expenses incurred by them in certain circumstances. These provisions and contracts could reduce the legal remedies available to AvalonBay and its stockholders against these individuals. In addition, AvalonBay maintains a directors’ and officers’ liability insurance policy.

Item 8.           Exhibits.

Exhibit No.	Description
5.1	Opinion of Goodwin Procter LLP, as to the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in Part II of this Registration Statement).

*  Filed herewith.

Item 9.           Undertakings.

(a)           The registrant hereby undertakes:

(1)           To file, during any period in which offers are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alexandria, Commonwealth of Virginia, on this 11th day of August, 2009.

AVALONBAY COMMUNITIES, INC.

By:	/s/ Bryce Blair
Bryce Blair Chairman of the Board and Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Bryce Blair and Thomas J. Sargeant as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, and all further amendments, including post-effective amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryce Blair	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Director	August 11, 2009
Bryce Blair

/s/ Bruce A. Choate	Director	August 11, 2009
Bruce A. Choate

/s/ John J. Healy, Jr.	Director	August 11, 2009
John J. Healy, Jr.

/s/ Gilbert M. Meyer	Director	August 11, 2009
Gilbert M. Meyer

/s/ Timothy J. Naughton	President and Director	August 11, 2009
Timothy J. Naughton

/s/ Lance R. Primis	Director	August 11, 2009
Lance R. Primis

/s/ Peter S. Rummell	Director	August 11, 2009
Peter S. Rummell

/s/ H. Jay Sarles	Director	August 11, 2009
H. Jay Sarles

/s/ W. Edward Walter	Director	August 11, 2009
W. Edward Walter

/s/ Thomas J. Sargeant	Chief Financial Officer (Principal Financial Officer)	August 11, 2009
Thomas J. Sargeant

/s/ Keri A. Shea	Vice President-Finance & Treasurer (Principal AccountingOfficer)	August 11, 2009
Keri A. Shea

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Goodwin Procter LLP, as to the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in Part II of this Registration Statement).

* Filed herewith.